Exhibit 99.2

Sent via electronic delivery

October 12, 2023

Tiffany Weatherholtz

Associate/Nelson Mullins Riley & Scarborough LLP

201 17th Street NW, Suite 1700

Atlanta, GA 30363

RE:	OceanTech Acquisitions I Corp. (Symbol: OTEC)
Nasdaq Listing Qualifications Hearings
Docket No. NQ 6654C-23

Dear Ms. Weatherholtz:

This letter serves to confirm that OceanTech Acquisitions I Corp. (the “Company”) has regained compliance with the $35,000,000 minimum market value of listed securities requirement (MVLS) set forth under Listing Rule 5550(b)(2) (the “MVLS Rule”) of The Nasdaq Stock Market (“Nasdaq” or the “Exchange”), as required by the Hearings Panel’s (“Panel”) decision dated October 9, 2023. See the attached compliance worksheet prepared by the Nasdaq Listing Qualifications staff.

The Panel reminds the Company that although it has regained compliance with the MVLS Rule, it is also required to demonstrate compliance with the public shareholders requirement in Listing Rule 5550(a)(3). Therefore, this matter will remain open until the Company has demonstrated compliance with all of the Exchange’s continued listing requirements.

Should you have any questions, please do not hesitate to contact me at (202) 912-3058.

Sincerely,

Aravind Menon
Hearings Advisor
Nasdaq Office of General Counsel

Compliance Worksheet: OceanTech Acquisitions I Corp.

10/2/2023

Staff Response Due Date:

Docket Number:	6654

Symbol:	OTEC	Analyst: Herve Kivuvu

Deficiencies:	na ............................. S2-MC - Market Capitalization/Total Assets/Total Revenue

5550(a)(3) .............................. S-SH - Shareholders

Multi-Step Exception:	NO	Exception Exp Date:

Terms of Exception:

Terms of Extension:

Staff Review
Company Financials:
For Most Recent Period Ended:	6/30/2023 10Q
Total Assets:	$9,397,014
Total Revenue(YTD):	$13,604
Net Income(Loss)YTD:
Equity:	($10,454,700)
For Fiscal Year Ended:	12/31/2022 10K
Total Revenue:	$0
Net Income(Loss):
____________10/10/2023___
As of:
Market Value of
Listed Securities:	$38,534,165
Bid Price:	$11.03
Market Value of Publicly Held Securities:	$6,408,489
Public Float:	567,123

Compliance Confirmed:

The Company’s Market Value of Listed Securities has been above the $35,000,000 minimum required for 25 consecutive trading days, from September 5, 2023 to October 10, 2023. Accordingly, Staff has determined that the Company has regained compliance with the Market Value of Listed Securities. However, the Company’s Public Holders deficiency under 5550(a)(3) remains before the Panel.

Analyst Signature:	Herve Kivuvu	Date:	10/11/2023

Manager Signature:		Date:	10/11/2023